Exhibit 10.1

[Mid Penn Bancorp, Inc. Letterhead]

June 30, 2021

Castle Creek Capital Partners VI, L.P.

6051 El Tordo

Rancho Santa Fe, CA 92091

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger by and between Mid Penn Bancorp, Inc. (the “Company”) and Riverview Financial Corporation (“Riverview”) dated June 30, 2021 (the “Merger Agreement”), pursuant to which Riverview will merge with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”).  Riverview and Castle Creek Capital Partners, VI, L.P. (“Castle Creek”) are party to that certain agreement dated January 17, 2017 (the “Riverview Agreement”), executed in connection with that certain Stock Purchase Agreement, dated as of January 17, 2017, between Riverview, Castle Creek and the other purchasers identified on the signature pages thereto, pursuant to which Riverview granted Castle Creek certain investor rights specific to Castle Creek.

As a material inducement to the Company’s willingness to execute and deliver the Merger Merger Agreement, the Company and Castle Creek are contemporaneously entering into this agreement (the “Side Letter Agreement”), which shall supersede the Riverview Agreement in its entirety, effective upon the Effective Time of the Merger.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement.

The Company and Castle Creek hereby agree as follows:

1.Termination of Riverview Agreement.  Effective immediately upon the Effective Time of the Merger, the Riverview Agreement, as well as any other side letters, agreements, documents or understandings between Riverview and Castle Creek related to Castle Creek’s investment in Riverview, are hereby terminated.

2.Term.  This Side Letter Agreement shall terminate on the date that Castle Creek and its Affiliates in the aggregate no longer have a Minimum Ownership Interest (the “Term”).  Any and all obligations of the parties pursuant to the terms hereof shall expire at the end of the Term; provided, that any confidentiality and indemnification obligations of the parties shall expressly survive the termination of this Side Letter Agreement.  In the event that the Merger Agreement is terminated and the Effective Time does not occur, then this Side Letter Agreement shall be deemed null and void.

3.	Board Appointment.

(a) Commencing on the first anniversary of the Effective Time and continuing thereafter so long as this Side Letter Agreement remains in effect, Castle Creek shall have the right, upon not less than ninety (90) days’ prior written notice to the Company, to designate a person reasonably acceptable to the Company (the “Board Representative”) to be elected or appointed to the Board of Directors of the Company (the “Board of Directors”) effective as of the date of such written notice. Any person who is a director, officer, employee, principal, advisor or Affiliate of Castle Creek or any of its Affiliates shall be deemed to be reasonably acceptable to the Company for purposes of the Board Representative.  The Company will cause the Board Representative to be elected or appointed to the Board of Directors of the Company as promptly as practicable after receipt of such written notice from Castle Creek, subject to satisfaction of all legal and regulatory requirements regarding service and election or appointment as a director of the Company, and subject to compliance with all corporate governance guidelines or principles that the Company may adopt, to its code of conduct and to its insider trading and other policies applicable to members of the Board of Directors, for as long as Castle Creek, together with its Affiliates, owns, in the aggregate, at least five percent (5%) of the Mid Penn Common Stock, taken as a whole, then outstanding (“Minimum Ownership Interest”). If Castle Creek no longer has a Minimum Ownership Interest, Castle Creek will have no further rights under this Side Letter Agreement and, at the written request of the Board of Directors, shall use reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter. Castle Creek shall promptly inform the Company if and when it ceases to hold a Minimum Ownership Interest in the Company.

(b) The Board Representative shall, subject to applicable law, be one of the Company’s nominees to serve on the Board of Directors as necessary or appropriate to assure the continued service of the Board Representative for the Term. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company, and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Board of Directors. Notwithstanding the foregoing, if this Side Letter Agreement is terminated or expires pursuant to its terms, or Castle Creek no longer has a Minimum Ownership Interest, Castle Creek shall use reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter. Castle Creek covenants and agrees to hold any information obtained from its Board Representative in confidence (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished).  Notwithstanding anything to the contrary contained herein, at all times when Castle Creek maintains a Minimum Ownership Interest, it shall comply in all respects with the Federal Reserve’s Policy Statement on equity investments in banks and bank holding companies and any other guidance promulgated in connection with the matters addressed therein.

(c) Subject to Section 3(a), upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of Directors of the Board Representative, Castle Creek shall have the right to designate the replacement for such Board Representative, which replacement shall satisfy all legal, bank regulatory and governance requirements regarding service as a director of the Company, and shall be reasonably acceptable to the Company (provided that all directors, officers, employees, principals, advisors and Affiliates of Castle Creek or any of its Affiliates shall be deemed reasonably acceptable to the Company for purposes hereof). The Board of Directors shall use their respective commercially reasonable efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable Law, being one of the Company’s nominees to serve on the Board of Directors), using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors, as the case may be.

(d) The Board Representative shall be entitled to compensation, including fees, and indemnification and insurance coverage in connection with his or her role as a director, to the same extent as other directors on the Board of Directors, and the Board Representative shall be entitled to reimbursement for reasonable documented, out-of-pocket expenses incurred in attending meetings of the Board of Directors, in accordance with Company policy.

(e) The Company acknowledges that the Board Representative may have certain rights to indemnification, advancement of expenses and/or insurance provided by Castle Creek and/or certain of its Affiliates (collectively, the “Castle Creek Indemnitors”). The Company hereby agrees on behalf of itself that with respect to a claim by the Board Representative for indemnification arising out his or her service as a director of the Company (1) that it is the indemnitor of first resort (i.e., its obligations to the Board Representative with respect to indemnification, advancement of expenses and/or insurance (which obligations shall be the same as, but in no event greater than, any such obligations to members of the Board of Directors) are primary, and any obligation of the Castle Creek Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Board Representative are secondary), and (2) the Castle Creek Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Board Representative against the Company.

4.Board Observer. The Company hereby agrees that, from and after the Closing, for so long as Castle Creek and its Affiliates in the aggregate have a Minimum Ownership Interest, and do not have a Board Representative currently serving on the Board of Directors, the Company shall invite a person designated by Castle Creek and reasonably acceptable to the Company (provided that all directors, officers, employees, principals, advisors and Affiliates of Castle Creek or any of its Affiliates shall be deemed reasonably acceptable to the Company for purposes hereof) (the “Observer”) to attend meetings of the Board of Directors in a non-voting, non-participating observer capacity; provided, however that in no event shall the Observer be entitled to attend more than six (6) meetings of the Board of Directors during the period from the date hereof to the first anniversary hereof and, thereafter, to attend more than four (4) meetings of the Board of Directors per year, except as mutually agreed between the Company and Castle Creek. The Observer shall be entitled to attend such meetings only in the event Castle Creek does not have a Board Representative on the Board of Directors. The Observer shall not have any right to vote on any matter presented to the Board of Directors or any committee thereof. The Company shall give the Observer written notice of each meeting of the Board of Directors at the same time and in the same manner as the members of the Board of Directors, shall, with respect to meetings actually attended by the Observer, provide the Observer, on the date of the meeting, with all written materials and other information given to members of the Board of Directors (provided, however, that the Observer shall not be provided any confidential supervisory information), and shall permit the Observer to attend as an observer at all meetings thereof, subject to the limitations in this Section 4, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents; provided, however, that (1) the Observer may be excluded from executive sessions comprised solely of independent directors by the Chairman of the Board of Directors (or, if applicable, the lead or presiding independent director) if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law, regulation or stock exchange listing standards (it being understood that it is not expected that the Observer would be excluded from routine executive sessions), (2) the Company and the Board of Directors shall have the right to withhold any information and to exclude the Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (A) necessary to protect the attorney-client privilege between such party and counsel, (B) necessary to avoid a violation of fiduciary requirements under applicable law, or (C) necessary to avoid a violation of the Health Insurance Portability & Accountability Act of 1996, as amended, or any similar law, and (3) Castle Creek shall cause the Observer to agree to hold in confidence and trust and to act in a fiduciary manner, with respect to all information provided to such Observer (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party, or (3) later lawfully acquired from other sources by the party to which it was furnished).

5.Limitations. The Company also may exclude the Observer and/or the Board Representative from portions of meetings of the Board of Directors to the extent that the Board of Directors will, in any such portion thereof, be discussing any matters that the Chairman of the Board of Directors determines in good faith is or may be adverse to the interests of Castle Creek provided, however, no matter shall be deemed to be adverse to the interests of Castle Creek merely because such matter may adversely impact the price of any of the Company’s Securities. Castle Creek covenants and agrees to hold all information obtained from the Observer or Board Representative as provided in the prior sentence in confidence and to comply with all requirements and obligations applicable to members of the Board of Directors under the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 and all other Laws, in each case, only to the extent (if at all) applicable to the Observer or Board Member, as the case may be. Each of the parties to this Side Letter Agreement hereby acknowledges that they are aware, and will ensure that their representatives and Affiliates are aware, that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

6.Complete Agreement.  This Side Letter Agreement contains the entire agreement and understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein.  This Side Letter Agreement supersedes all prior agreements and understandings between the parties (including Riverview), both written and oral, with respect to its subject matter.

7.Parties in Interest.  This Side Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Side Letter Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except for the provisions of Section 3(e) and except as otherwise expressly provided by this Side

Letter Agreement, following the Effective Time, nothing in this Side Letter Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Side Letter Agreement.

8.Governing Law. This Side Letter Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.

9.Counterparts. This Side Letter Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument.

10.Delivery by Facsimile or Electronic Transmission. This Side Letter Agreement and any signed agreement or instrument entered into in connection with this Side Letter Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Side Letter Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense

[Signature Page Follows]

Exhibit 10.1

IN WITNESS WHEREOF, the parties, in consideration of the foregoing and intending to be legally bound, have executed this Side Letter Agreement as of the date first above written.

MID PENN BANCORP, INC.

By:  /s/ Rory G. Ritrievi

Name:  Rory G. Ritrievi

Title:  President & CEO

Agreed and acknowledged as of the date first above written:

CASTLE CREEK CAPITAL PARTNERS VI, L.P.

By:  Castle Creek Capital VI LLC, its general partner

Name:  /s/ Anthony R. Scavuzzo

Title:  Managing Principal